Exhibit 99.1

NEWS RELEASE

Travelers Estimates Impact of UK Ogden Discount Rate Change

NEW YORK, March 20, 2017 — The Travelers Companies, Inc. (NYSE: TRV) today announced the estimated impact of the recent decision by the UK Ministry of Justice to reduce the discount rate applied to lump-sum bodily injury payouts, known as the Ogden rate, from +2.5% to -0.75%.

Travelers expects to record an increase to prior year loss reserves of approximately $62 million pre-tax ($51 million after-tax) in its first quarter 2017 operating results as a result of the change in discount rate, relating primarily to its Public Liability and Commercial Auto Liability lines of business in the United Kingdom. Approximately two-thirds of the impact relates to certain books of business that the company had previously exited and are currently in run-off. The company expects that any impact to its future operating results as a result of this change will be insignificant.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties, including that the recent decision reducing the discount rate goes into effect as and when expected, and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by our periodic filings with the SEC. The forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements.

###

Investors:

Gabriella Nawi, 917.778.6844

Media:

Patrick Linehan, 917.778.6267